Exhibit 3.3

CERTIFICATE OF DESIGNATION
OF THE
RIGHTS AND PREFERENCES
OF
SERIES A PREFERRED STOCK
(PAR VALUE $0.01 PER SHARE)
OF
ENCORE MEDICAL, INC.

The undersigned authorized officer of Encore Medical, Inc., a Minnesota corporation (the “Corporation”), in accordance with the provisions of Minnesota Statutes, Section 302A.401, subd. 3(b), does hereby certify, as of November 18, 2020, that:

Pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Articles of Incorporation, as amended, of the Corporation, the Board of Directors on November 18, 2020, in accordance with Minnesota Statutes, Section 302A.401, subd. 3, duly adopted the following resolution establishing a series of One Million Two Hundred Thousand (1,200,000) shares of the Corporation’s Preferred Stock, to be designated as its Series A Preferred Stock:

RESOLVED, that, pursuant to the authority expressly granted to the Board by the Articles of Incorporation, the Board hereby creates and authorizes the issuance of a series of shares of preferred stock of the Corporation and hereby fixes, in addition to the relative rights, powers, preferences and restrictions stated in the Articles of Incorporation, the following designation and number of shares of such preferred stock of the Corporation and the following dividend, preemptive, voting, liquidation preference, conversion, information and other rights, preferences and restrictions with respect to such shares of preferred stock, as are set forth on Exhibit A attached hereto and incorporated herein by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of the date first written above.

By:	/s/ Michael Corcoran
Name: Michael Corcoran
Its: Chief Executive Officer

EXHIBIT A

CERTIFICATE OF DESIGNATION
OF THE
RIGHTS AND PREFERENCES
OF
SERIES A PREFERRED STOCK
(PAR VALUE $0.01 PER SHARE)
OF
ENCORE MEDICAL, INC.

Encore Medical, Inc., a Minnesota corporation (the “Corporation”), does hereby certify that pursuant to the authority vested in it by the provisions of the Amended and Restated Articles of Incorporation of the Corporation (as amended, the “Articles of Incorporation”), the Board of Directors of the Corporation (the “Board”) by written action taken pursuant to Section 302A.239 of the Minnesota Business Corporation Act, has adopted the following resolution authorizing the creation and issuance of a series of preferred stock designated as Series A Preferred Stock:

RESOLVED, that, pursuant to the authority expressly granted to the Board by the Articles of Incorporation, the Board hereby creates and authorizes the issuance of a series of shares of preferred stock of the Corporation and hereby fixes, in addition to the relative rights, powers, preferences and restrictions stated in the Articles of Incorporation, the following designation and number of shares of such preferred stock of the Corporation and the following dividend, preemptive, voting, liquidation preference, conversion, information and other rights, preferences and restrictions with respect to such shares of preferred stock:

1.            Designation and Authorized Number.

The Corporation hereby designates 1,200,000 shares of its capital stock as Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”). The rights, preferences, restrictions and other matters relating to the Series A Preferred set forth below are subject to the issuance of any subsequent series of preferred stock of the Corporation. The Board is also authorized to decrease the number of shares of the Series A Preferred prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. If the number of shares of the Series A Preferred shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

2.            Dividends.

Holders of the Series A Preferred shall be entitled to receive accruing cumulative dividends in preference to any dividend on the common stock of the Corporation, at the rate of 8% per annum of the Series A Original Issue Price, compounding annually (the “Accruing Dividend”), when, as and if declared by the Board. The Corporation may not pay, declare, or set aside any dividends on shares of any other class or series of capital stock unless the holders of Series A Preferred first (or simultaneously) receive a dividend on each outstanding share of Series A Preferred equal to the greater of (i) the amount of the aggregate Accruing Dividend not then paid, or (ii) such amount per share as would be payable if all shares of Series A Preferred were converted into common stock immediately prior to the payment of such dividend.

3.            Preemptive Rights. Except for issuances of Exempted Securities, in the event the Corporation elects to issue shares of its capital stock or securities convertible into shares of its capital stock (“New Securities”), each holder of Series A Preferred shall have the right (the “Preemptive Right”), upon written notice from the Corporation setting forth the terms upon which the New Securities are being offering, to purchase on such terms a pro rata portion of the New Securities determined by dividing (a) the number of shares of common stock held such holder (including all shares of common stock then issuable, directly or indirectly, upon conversion and/or exercise, of the Series A Preferred and any other securities exercisable for or convertible into common stock then held by such holder), by (b) the aggregate number of shares of common stock then issued and outstanding by all of the Corporation’s shareholders, including all shares of common stock then issuable, directly or indirectly, upon conversion and/or exercise of the Series A Preferred and any other securities exercisable for or convertible into common stock. The Preemptive Rights of the holders of Series A Preferred will continue until the earlier of such date as (i) less than 50% of the Shares of Series A Preferred outstanding as of the Series A Closing Date remain outstanding, (ii) a Deemed Liquidation Event is effected, or (iii) an initial public offering of shares of common stock in a firm commitment, underwritten registered offering under the Securities Act of 1933, as amended, is completed.

4.            Voting Rights.

(a)            General. The holder of each share of Series A Preferred shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of such share. The shares of the Series A Preferred vote together with the common stock on an as-converted basis and not as a separate class on all matters except as described below or when otherwise required by law.

(b)            No Cumulative Voting. No holder of shares of Series A Preferred shall have any cumulative voting rights.

(c)            Protective Provisions. So long as at least 50% of the Series A Preferred outstanding as of the Series A Closing Date remain outstanding, written consent of the Preferred Supermajority shall be required for any action which would:

(i)            liquidate, dissolve or wind-up the Corporation’s business and affairs, effect any event that would amount to a Deemed Liquidation Event, or consent to any of the foregoing;

(ii)            amend, alter or repeal any provision of the Corporation’s Articles of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or rights of the Series A Preferred (for the avoidance of doubt, the Board’s authorization and creation of a class of Preferred Stock with rights and preferences different from or senior or superior to the rights and preferences of the Series A Preferred pursuant to the authority of the Board under the Articles of Incorporation shall not be considered adverse to the rights and preferences of the Series A Preferred);

(iii)            purchase or redeem (or permit any subsidiary of the Corporation to purchase or redeem), or pay or declare any dividend or make any distribution on (whether payable in cash or in kind), any shares of capital stock of the Corporation other than (A) redemptions of or dividends or distributions on Series A Preferred as expressly authorized herein, and (B) acquisitions of common stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer as approved by the Corporation’s Board; or

(iv)            create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

(d)            Board Representation. Effective upon the Series A Original Issue Date, the Board shall be increased from three members to four members, with such new member (the “Series A Director”) being Todd Johnson. Thereafter, until the earlier of such date as (i) less than 50% of the Series A Preferred outstanding as of the Series A Closing Date remain outstanding, (ii) a Deemed Liquidation Event is effected, or (iii) an initial public offering of shares of common stock in a firm commitment, underwritten registered offering under the Securities Act of 1933, as amended, is completed, the holders of the Series A Preferred shall be entitled to remove and replace the Series A Director, by consent or vote of the Preferred Supermajority. The Series A Director shall initially serve for two subsequent three-year terms unless earlier removed or replaced as provided herein.

5.            Liquidation Preference.

In the event of a voluntary or involuntary liquidation, dissolution, winding up, or a Deemed Liquidation Event, the holders of shares of Series A Preferred shall be entitled to receive out of the assets of the Corporation, in preference to the holders of common stock (and any other class of shares of the Corporation ranking junior to the Series A Preferred with respect to payment upon dissolution or liquidation of the Corporation), with respect to each share of Series A Preferred, (a) first, the amount of the aggregate Accruing Dividend not then paid, and (b) second, an amount per share equal to the greater of (i) the Series A Original Issue Price (subject to appropriate adjustment as provided herein in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), or (ii) the amount a holder of a share of Series A Preferred would receive if the share of Series A Preferred converted to common stock immediately prior to the Deemed Liquidation Event.

Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series A Preferred to convert such shares at any time and from time to time in accordance with Section 6 below.

6.            Conversion into Common Stock.

(a)            Optional Conversion. At any time and from time to time at the option of any holder thereof, all or any portion of the Series A Preferred held by such holder shall be convertible into shares of the Corporation’s common stock as set forth herein. Upon any such conversion, each share of Series A Preferred shall be converted into that number of fully paid and nonassessable shares of common stock of the Corporation as is obtained by dividing the Series A Original Issue Price by the Applicable Conversion Price in effect on the date of conversion. The “Applicable Conversion Price” per share of Series A Preferred shall initially be equal to the Series A Original Issue Price and shall be adjustable in accordance with the provisions of this Section 6.

In order to convert shares of Series A Preferred into shares of common stock of the Corporation, the holder thereof shall surrender at the principal executive office of the Corporation the certificate or certificates therefor, if any, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares. Shares of Series A Preferred shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of common stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder of such shares of common stock at such time.

(b)            Automatic Conversion. The Series A Preferred will automatically convert into common stock, based on the then-current Applicable Conversion Price, (i) in the event of the closing of an underwritten public offering with a price of two times the Series A Original Issue Price, as adjusted from time to time as provided herein, and gross proceeds to the Corporation of not less than $20,000,000 (a “Qualified IPO”), or (ii) upon the election of the holders of the Preferred Supermajority.

(c)            Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred into common stock. As to any fraction of a share which a holder of Series A Preferred would otherwise be entitled to receive upon such conversion, the Corporation shall, at its election, either pay a cash adjustment in respect of such final fractional share in an amount equal to such fraction multiplied by the then-current Applicable Conversion Price then in effect or round up to the next whole share; it being understood that multiple fractional shares that would otherwise be issued to any one holder shall be aggregated for purposes of calculating the total number of conversion shares to be issued to such holder and determining whether a cash adjustment, or rounding up, is required hereunder.

(d)            Anti-Dilution Adjustment. If at any time after the Series A Original Issue Date the Corporation issues Additional Shares of Common Stock, without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue, then the Applicable Conversion Price in effect immediately before such issuance shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) + (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(i)            “CP2” shall mean the Applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(ii)            “CP1” shall mean the Applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii)            “A” shall mean the number of shares of common stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of common stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv)            “B” shall mean the number of shares of common stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(v)            “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(e)            Stock Splits and Combinations. If the Corporation shall, at any time or from time to time while any shares of Series A Preferred are outstanding, subdivide its outstanding shares of common stock into a greater number of shares or combine its outstanding shares of common stock into a smaller number of shares, then the Applicable Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Corporation so that the holder thereafter converting its shares of Series A Preferred shall be entitled to receive the number of shares of common stock or other capital stock which the such holder would have received if the shares of Series A Preferred had been converted immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

(f)            Adjustments for Certain Dividends and Distributions. If the Corporation makes or issues, or fixes a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution payable on common stock in Additional Shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(i)            the numerator of which shall be the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)            the denominator of which shall be the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of common stock issuable in payment of such dividend or distribution.

(g)            Adjustments for Other Dividends and Distributions. If the Corporation makes or issues, or fixes a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution payable in the Corporation’s securities (other than a distribution of shares of common stock in respect of outstanding shares of common stock) or in other property, then and in each such event the holders of the Series A Preferred shall receive, simultaneously with the distribution to the holders of common stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred had been converted into common stock on the date of such event.

(h)            Effective Date of Adjustment. An adjustment to the Applicable Conversion Price shall become effective immediately after the date of each event which requires an adjustment.

(i)            Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 6, holders of Series A Preferred shall become entitled to receive any shares of capital stock of the Corporation other than shares of common stock, the number of such other shares so receivable upon the conversion of the Series A Preferred shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Applicable Conversion Price contained herein.

(j)            Notice of Adjustment. Upon any adjustment of the Applicable Conversion Price, the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each holder of Series A Preferred at the address of such holder as shown on the books of the Corporation, which notice shall state the Applicable Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(k)            Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued common stock solely for the purpose of issuance upon the conversion of the Series A Preferred as herein provided, such number of shares of common stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred. All shares of common stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issuance thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the common stock is at all times equal to or less than the then-current Applicable Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of common stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the common stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Applicable Conversion Price if after such action the total number of shares of common stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series A Preferred, would exceed the total number of shares of such class of common stock then authorized by the Corporation’s Articles of Incorporation, or result in the then-current Applicable Conversion Price being less than the par value of the Series A Preferred.

7.            Rights to Financial Information. Until the Corporation becomes a reporting company under the Securities Exchange Act of 1934, as amended, the Corporation shall deliver to holders of Series A Preferred (as requested): (i) a semi-annual update regarding the Corporation’s business and operations, and (ii) within 150 days after the end of each fiscal year, a copy of the Corporation’s financial statements, together with a report thereon of the Corporation’s independent public accountants (if any).

8.            Notices.

In case at any time:

(a)            the Corporation shall declare any cash dividend on its common stock;

(b)            the Corporation shall pay any dividend payable in stock upon its common stock or make any distribution (other than regular cash dividends) to the holders of its common stock;

(c)            the Corporation shall offer for subscription any additional shares of its capital stock of any class or other rights;

(d)            there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another party; or

(e)            there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give written notice, by first class mail, postage prepaid, addressed to the registered holders of Series A Preferred at the addresses of such holders as shown on the books of the Corporation, of the date on which: (i) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of common stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their common stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto.

9.            Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of the Preferred Supermajority.

10.            Definitions. The following definitions apply to this Certificate of Designation:

“Additional Shares of Common Stock” shall mean all shares of common stock issued by the Corporation after the Series A Original Issue Date, other than Exempted Securities, and all shares of common stock issuable upon the exchange or conversion of Convertible Securities issued after the Series A Original Issue Date, with such shares of common stock deemed to be issued at the conversion or exchange price of such Convertible Securities.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for common stock, but excluding Options.

“Deemed Liquidation Event” shall mean:

(1)            a merger or consolidation in which the Corporation or a subsidiary of the Corporation is a constituent party; except any such merger or consolidation in which the shares of capital stock of the Corporation representing a majority, by voting power, of the issued and outstanding capital stock of the Corporation on an as-converted basis prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (X) the surviving or resulting corporation or (Y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(2)            the sale, lease, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, by the Corporation or any subsidiary of the Corporation, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary or the Corporation.

“Exempted Securities” means the following shares of common stock, and shares of common stock deemed issued pursuant to the following Options and Convertible Securities:

(1)            shares of common stock, Options or Convertible Securities issued as a dividend or distribution on the Series A Preferred;

(2)            shares of common stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of common stock;

(3)            shares of common stock or Convertible Securities actually issued upon the exercise of Options or shares of common stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(4)            shares of common stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(5)            shares of common stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(6)            shares of common stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(7)            shares of common stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board; or

(8)            shares of common stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board.

“Offering” shall mean the offering of Series A Preferred Stock as discussed in that certain Confidential Private Placement Memorandum dated on or about November [⦁], 2020.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire common stock or Convertible Securities.

“Preferred Supermajority” means the holders of at least 60% of the then-issued and outstanding shares of Series A Preferred Stock, voting together as a single class.

“Series A Closing Date” means the date of the final closing of the Offering.

“Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

“Series A Original Issue Price” means $5.00 per share.

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